                              EMPLOYMENT AGREEMENT

                  AGREEMENT dated August 23, 1999 between BRIAN WHARTON, residing at 2451 Myrtle Avenue, Hermosa Beach, California 90254 ("Executive"), and B2BSTORES.COM INC., a Delaware corporation having its principal office at 211 Park Avenue, Hicksville, New York 11801 ("Company").

                  WHEREAS, Executive possesses expertise in the areas of e-commerce, web design and related technologies;

                  WHEREAS, the Company desires to avail itself of Executive's expertise; and

                  WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by Company, commencing August 23, 1999 (the "Start Date"), on the terms set forth in this Agreement.

                  IT IS AGREED:

         1.       Employment, Duties and Acceptance.

                  1.1 Commencing on the Start Date, the Company shall employ Executive as its Senior Vice President of Development ("SVP"). All of Executive's powers and authority in any capacity shall at all times be subject to the direction and control of the Company's Board of Directors. Executive shall report directly to the Chief Executive Officer ("CEO").

                  1.2 The Board, the Chairman of the Board and/or CEO may assign to Executive such responsibilities and executive duties for the Company or any subsidiary of the Company as are consistent with Executive's status as SVP. The Company and Executive acknowledge that Executive's primary functions and duties as SVP shall be the supervision of the creation and expansion of the technology relating to the "b2bstores.com" website and related business of the Company and its subsidiaries and divisions.

                  1.3 Executive accepts such employment and agrees to devote substantially all of his business time, energy and attention to the performance of his duties hereunder beginning on the Start Date. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not (a) require any substantial services on his part in the operation of the affairs of the companies in which such investments are made, (b) interfere with the performance of Executive's duties hereunder or
(c) violate the provisions of paragraph 5.4 hereof.

         2.       Compensation and Benefits.

                  2.1 Commencing on the Start Date, the Company shall pay to Executive a salary at the minimum annual rate of $110,000, increasing to $130,000 on the earlier of (a) the date an initial public offering ("IPO") of the Company's Common Stock is consummated and (b) November 1, 1999. Executive's compensation shall be paid in equal, periodic installments in accordance with the Company's normal payroll procedures.

                  2.2 As additional compensation for services to be rendered by Executive hereunder:

                           (a) (i) On the date ("Effective Date") the
registration statement relating to the IPO is declared effective by the SEC, the Company shall issue to Executive options ("Options") to purchase 175,000 shares of its common stock ("Common Stock") for a price equal to 80% of the per-share offering price in the IPO. The Options shall be evidenced by a Stock Option Agreement, in the form of Exhibit A and dated the Effective Date, between the Company and Executive ("Stock Option Agreement"). The Options will vest in three annual installments of 87,500 shares, 43,750 shares and 43,750 shares, respectively, on the first three anniversaries of the Start Date.

                                    (ii) The shares of Common Stock underlying
the Options shall be included in the next Registration Statement on Form S-8 filed by the Company after the date hereof, to the extent the Company is legally able to include such shares.

                           (b) The Company also shall pay Executive:

                                    (i)   $20,000 on the date the IPO is
         consummated;

                                    (ii)  for each calendar quarter during
         calendar year 2000 in which the criteria set forth on Schedule 1 hereto have been satisfied, $12,500 and options to purchase 12,500 shares of Common Stock at a per-share price equal to the average last sale price of the Common Stock for the last 20 trading days of the quarter (such cash and options to be paid and granted promptly after it is determined that the criteria have been satisfied); and

                                    (iii) such additional bonuses as may be
determined from time to time by the Board of Directors.

                  2.3 Commencing on the Start Date, Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other senior executives of the Company, subject to applicable waiting periods and other conditions.

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                  2.4 Executive shall be entitled to two weeks of vacation in each calendar year and to a reasonable number of other days off for religious and personal reasons.

                  2.5 Executive shall maintain a suitable automobile for business use. The Company shall reimburse Executive for the costs of leasing such automobile and for all other costs associated with the use of the vehicle, including insurance costs, repairs and maintenance (such lease and all other costs not to exceed $1,000 per month in the aggregate). These reimbursements shall be considered taxable income to Executive except to the extent that it is documented to have been used by him for business purposes.

                  2.6 Commencing on the Start Date, the Company will pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of the Company against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures.

                  2.7 Executive acknowledges that he will be obligated to render services hereunder wherever such services are reasonably required by the Company, which will necessitate substantial travel by Executive, primarily in North America.

         3.       Term and Termination.

                  3.1 The term of Executive's employment shall commence on the Start Date and shall continue until August 23, 2002, unless sooner terminated as herein provided. In the event of a termination of employment for any reason, Executive's rights with respect to the Options shall be governed by the Stock Option Agreement.

                  3.2 Executive's employment hereunder shall terminate on the date of his death, in which case the Company shall pay to the legal representative of Executive's estate (i) the base salary due Executive pursuant to paragraph 2.1 hereof through the date of Executive's death, (ii) all earned and previously approved but unpaid bonuses, (iii) all valid expense reimbursements through the date of the termination of this Agreement, (iv) all accrued but unused vacation pay and (v) all costs associated with terminating the lease for Executive's automobile.

                  3.3 The Company, by notice to Executive, may terminate Executive's employment hereunder if Executive shall fail because of illness or incapacity to render, for six consecutive months, services of the character contemplated by this Agreement. Notwithstanding such termination, the Company shall pay to Executive (i) the base salary due Executive pursuant to paragraph
2.1 hereof through the date of such notice, less any amount Executive receives for such period from any Company-sponsored or Company-paid source of insurance, disability compensation or government program, (ii) all earned and previously approved but unpaid bonuses, (iii) all valid expense

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reimbursements through the date of the termination of this Agreement, (iv) all accrued but unused vacation pay and (v) all costs associated with terminating the lease for Executive's automobile.

                  3.4 The Company, by notice to Executive, may terminate Executive's employment hereunder for cause. As used herein, "Cause" shall mean:
(a) the refusal or failure by Executive to carry out specific directions of the Board or the Chairman which are of a material nature and consistent with his status as SVP, or the refusal or failure by Executive to perform a material part of Executive's duties hereunder; (b) the commission by Executive of a material breach of any of the provisions of this Agreement; (c) fraud or dishonest action by Executive in his relations with the Company or any of its subsidiaries or affiliates, or with any customer or business contact of the Company or any of its subsidiaries or affiliates ("dishonest" for these purposes shall mean Executive's knowingly or recklessly making of a material misstatement or omission for his personal benefit); or (d) the conviction of Executive of any crime involving an act of moral turpitude. Notwithstanding the foregoing, no "Cause" for termination shall be deemed to exist with respect to Executive's acts described in clauses (a) or (b) above, unless the Company shall have given written notice to Executive specifying the "Cause" with reasonable particularity and, within thirty calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such "Cause;" provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for "Cause" without any additional notice from the Company.

                  3.5 The Executive, by notice to the Company, may terminate Executive's employment hereunder if a "Good Reason" exists. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances without the Executive's prior express written consent: (a) a substantial and material adverse change in the nature of Executive's title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change;
(b) the commission by the Company of a material breach of any of the provisions of this Agreement, and (c) a transaction or related series of transactions that have not been approved by the Company's Board of Directors resulting in any person or group of persons acquiring more than 35% the outstanding voting stock of the Company. Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company's acts described in clauses (a) or (b) above, unless the Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within thirty calendar days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a) or (b) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from the Executive.

                  3.6 In the event that Executive terminates his employment hereunder for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates his employment hereunder without "Cause," as defined in paragraph 3.4, the Company shall continue to pay to Executive (or in the case of his death, the legal

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representative of Executive's estate or such other person or persons as
Executive shall have designated by written notice to the Company), all payments required under paragraph 2.1 hereof through the longer of (a) a period of 12 months and (b) the then remaining term of this Agreement; provided, however, that (i) Executive's insurance coverage shall terminate upon the Executive becoming covered under a similar program by reason of employment elsewhere, and
(ii) the cash payments owed to Executive hereunder shall be reduced by any compensation received by Executive for his services after the date of termination.

         4.       Executive Indemnity

                  4.1 The Company agrees to indemnify Executive and hold Executive harmless against all costs, expenses (including, without limitation, reasonable attorneys' fees) and liabilities (other than settlements to which the Company does not consent, which consent shall not be unreasonably withheld) (collectively, "Losses") reasonably incurred by Executive in connection with any claim, action, proceeding or investigation brought against or involving Executive with respect to, arising out of or in any way relating to Executive's employment with the Company or Executive's service as a director of the Company; provided, however, that the Company shall not be required to indemnify Executive for Losses incurred as a result of Executive's intentional misconduct or gross negligence (other than matters where Executive acted in good faith and in a manner he reasonably believed to be in and not opposed to the Company's best interests). Executive shall promptly notify the Company of any claim, action, proceeding or investigation under this paragraph and the Company shall be entitled to participate in the defense of any such claim, action, proceeding or investigation and, if it so chooses, to assume the defense with counsel selected by the Company; provided that Executive shall have the right to employ counsel to represent him (at the Company's expense) if Company counsel would have a "conflict of interest" in representing both the Company and Executive. The Company shall not settle or compromise any claim, action, proceeding or investigation without Executive's consent, which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required if the settlement entails only the payment of money and the Company fully indemnifies Executive in connection therewith. The Company further agrees to advance any and all expenses (including, without limitation, the fees and expenses of counsel) reasonably incurred by the Executive in connection with any such claim, action, proceeding or investigation, provided Executive first enters into an appropriate agreement for repayment of such advances if indemnification is found not to have been available.

         5.       Protection of Confidential Information; Non-Competition.

                  5.1      Executive acknowledges that:

                           (a)      As a result of Executive's employment with
the Company, he has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries and affiliates (referred to collectively in Sections 5 and 6 as the "Company"), including, without limitation, financial

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information, designs and other proprietary rights, trade secrets and "know-how,"
customers and sources ("Confidential Information").

                           (b) The Company will suffer substantial damage
which will be difficult to compute if, during the term of this Agreement or thereafter, Executive should enter a business competitive with the Company, or divulge Confidential Information, or breach his obligations under Section 6.

                           (c) The provisions of this Agreement are
reasonable and necessary for the protection of the business of the Company.

                  5.2 Executive agrees that he will not at any time, either during the term of this Agreement or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company's express written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive's breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 72 hours after learning of such subpoena, court order, or other government process, shall notify, by personal delivery or by electronic means, confirmed by mail, the Company and, at the Company's expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and
(b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

                  5.3 Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship (both past and future) with the Company.

                  5.4 During the period commencing on the date hereof and ending on the Non-Competition Termination Date (as hereafter defined), Executive, without the prior written permission of the Company, shall not, anywhere in the world, (i) be employed by, or render any services to, any person, firm or corporation engaged in any business which is directly or indirectly in competition with the Company in the businesses described on Schedule 5.4 ("Competitive Business"); (ii) engage in any Competitive Business for him or its own account; (iii) be associated with or interested in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ or retain, or have or cause any other person or entity to employ or retain, any person who was employed or retained by the

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Company while Executive was employed by the Company; or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers or other persons with whom the Company has a contractual relationship. Notwithstanding the foregoing, this provision shall not preclude Executive from investing his personal assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such ownership is in compliance with the requirements set forth in the last sentence of Section 1.3 hereof, such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in him beneficially owning, at any time, more than 1% of the publicly-traded equity securities of such Competitive Business. The "Non-Competition Termination Date" shall be August 23, 2003; provided, however, that (a) if this Agreement is terminated for "Good Reason" by Executive or the Company without "Cause," the Non-Competition Termination Date shall be the later of the one-year anniversary of such termination and August 16, 2002, and (b) if Executive's employment is terminated with "Cause" or Executive terminates his employment without "Good Reason," the Non-Competition Termination Date shall be August 23, 2004.

                  5.5 If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Sections 5.2, 5.4 or 6, the Company shall have the right and remedy:

                           (a) to have the provisions of this Agreement
specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                           (b) to require Executive to account for and pay
over to the Company all monetary damages suffered by the Company as the result of any transactions constituting a breach of any of the provisions of Sections 5.2, 5.4 or 6, and Executive hereby agrees to account for and pay over such damages to the Company.

                  Each of the rights and remedies enumerated in this Section 5.5 shall be independent of the other, and shall be severally enforceable, and such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or equity.

                  In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys' fees and costs incurred by the prevailing party.

                  5.6 If Executive violates any covenant contained in Section 5.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.


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                  5.7 If any provision of Sections 5.2 or 5.4 is held to be
unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

                  5.8 The provisions of this paragraph 5 shall survive the termination of this Agreement for any reason.

         6.       Inventions, Patents and Copyrights.

                           (a) All inventions and other creative works,
including any patent, copyright, trade secret, trademark or other intellectual property rights developed or produced by Executive either alone or jointly with others during Executive's employment with the Company and which relate to the Company's business or technology or which are derived in the context of the Company's business or operations (collectively, the "Intellectual Property") shall be considered to have been prepared for the Company as a part of and in the course of Executive's role as consultant to, and thereafter, employment with, the Company. Any such Intellectual Property shall be owned by the Company regardless of whether it would otherwise be considered a work made for hire. Such Intellectual Property shall include, among other things, software and documentation therefor.

                           (b) The Company shall have full ownership of the
Intellectual Property, with no rights of ownership vested in Executive. Executive agrees that in the event any Intellectual Property is determined by a court of competent jurisdiction not to be a work for hire under the federal copyright laws, this Agreement shall operate as an irrevocable assignment by him to the Company of the copyright in the works, including all rights thereunder in perpetuity. Under this irrevocable assignment, Executive hereby assigns to the Company the sole and exclusive right, title, and interest in and to the Intellectual Property, without further consideration, and agrees to assist the Company in registering and from time to time enforcing all copyrights and other rights and protections relating to the Intellectual Property in any and all countries. Executive agrees that in the event of any dispute arising out of or concerning this section, no actions by the Company or Executive undertaken for the purpose of securing, maintaining, or preserving the copyright in the works, including but not limited to recordation of this section with the United States Copyright Office, shall be considered by any finder of fact or determiner of law in determining the character of the work as work made for hire, unless expressly authorized by the Company.

                           (c) Executive shall communicate to the Company
promptly and fully in writing, in such format as the Company may deem appropriate, all Intellectual Property made or conceived by Executive whether alone or jointly with others from the date hereof until the date this Agreement is terminated and to assign to the Company all Intellectual Property.


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                           (d) Executive shall make and maintain adequate
permanent records of all Intellectual Property, in the form of memoranda, notebook entries, drawings, printouts, or reports relating thereto, in keeping with then current Company procedures. Executive agrees that these records, as well as the Intellectual Property, shall be and remain the property of the Company at all times.

                           (e) Executive shall cooperate with and assist
the Company and its nominees, at their sole expense, during the term of this Agreement and thereafter, in securing and protecting patent, copyright or other similar rights in the United States and foreign countries in the Intellectual Property. In this connection, Executive specifically agrees to execute all papers which the Company deems necessary to protect its interests including the execution of assignments of invention and copyrights and to give evidence and testimony, as may be necessary, to secure and enforce the Company's rights in the Intellectual Property. Executive hereby appoints the Company as his agent and attorney-in-fact to act for and in Executive's behalf and stead to execute, register, and file any applications, and to do all other lawfully permitted acts to further the registration, prosecution, issuance, renewals, and extensions of patents, copyrights or other protections with the same legal force and effect as if personally executed by Executive.

                           (f) The provisions of this Section 6 shall survive
termination of this Agreement for any reason.

         7.       Miscellaneous Provisions.

                  7.1 All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered if delivered personally or by nationally recognized overnight courier, by certified mail or facsimile to the parties at the following addresses and numbers (or at such other address or number for a party as shall be specified by like notice, except that notices of changes of address or number shall be effective upon receipt):



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                  If to Executive:

                           Brian Wharton
                           2451 Myrtle Avenue
                           Hermosa Beach, California 90254

                  If to the Company:

                           b2bstores.com Inc.
                           211 Park Avenue
                           Hicksville, New York  11801
                           Attn:  Chairman of the Board

                  With a copy to:

                           Graubard Mollen & Miller
                           600 Third Avenue
                           New York, New York  10016
                           Attn:  David Alan Miller, Esq.

                  7.2 This Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

                  7.3 This Agreement shall be governed by and construed under the law of the State of New York, disregarding any principles of conflicts of law that would otherwise provide for the application of the substantive law of another jurisdiction. Each of the parties (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection to the venue of any such suit, action or proceeding and the right to assert that such forum is not a convenient forum, and (iii) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the parties further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon it mailed by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

                  7.4 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive's heirs and legal representatives.


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                  7.5 Should any provision of this Agreement become legally
unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

                  7.6 If, during the term hereof, Executive is nominated to serve as a director of the Company but fails to be elected, he shall nonetheless be invited to attend each meeting of the Board of Directors of the Company through the remainder of the term hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                   B2BSTORES.COM INC.


                                   ---------------------------------------------
                                   By:  Woo Jin Kim, Chief Executive Officer


                                   ---------------------------------------------
                                   BRIAN WHARTON



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                                   SCHEDULE 1

                                  SCHEDULE 5.4

                  The development and operation of Internet websites, the primary purpose and focus of which is to sell products and services specifically aimed at business clients.